As filed with the Securities and Exchange Commission on April 18, 2019

Registration No. 333-227198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTORUM GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

Telephone: +852 2117 6611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis Taubman, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 917.512.0827 Fax: 212.202.6380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-227198) (the “Registration Statement”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission (the “SEC”) on December 3, 2018, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 as filed with the SEC on April 15, 2019. The Registration Statement originally covered the initial public offering of Aptorum Group Limited of up to 1,898,734 Class A Ordinary Shares at an offering price is $15.80 per share, 51,990 Class A Ordinary Shares underlying the underwriter warrant granted to one of the underwriters of the IPO, and a resale, by the selling shareholders identified in this Post-Effective Amendment, of up to an aggregate of 1,543,245 Class A Ordinary Shares, par value 1.00 per share, (the “Offering”). The information included in this filing updates the Registration Statement and the prospectus contained therein (the “Prospectus”). No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the Securities and Exchange Commission has declared this registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April 18, 2019

Aptorum Group Limited

APTORUM GROUP LIMITED

1,595,235 Class A Ordinary Shares

This prospectus relates to the registration of 51,990 Class A Ordinary Shares underlying the underwriters’ warrants and the resale, by the selling shareholders identified in this prospectus, of up to 1,543,245 Class A Ordinary Shares. The selling shareholders are identified in the table commencing on page 26. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holder does not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Class A Ordinary Shares, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as or by a combination of such methods of sale. See “Plan of Distribution”.

Our Class A Ordinary Shares are listed on The NASDAQ Global Market under the symbol “APM”. On April 17, 2019, the closing price of our Class A Ordinary Shares on The NASDAQ Global Market was US$13.56 per Ordinary Share.

We are an emerging growth company, as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in the Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus.

None of the United States Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2019.

i

COMMONLY USED TERMS

●	“Acticule” refers to Acticule Life Sciences Limited, an 80% owned subsidiary of Aptorum Group.

●	“Aeneas” refers to AENEAS CAPITAL LIMITED, a wholly-owned subsidiary of Aeneas Group Limited, which is an indirect wholly-owned subsidiary of Jurchen Investment Corporation through Aeneas Limited. Because Mr. Huen, our CEO, holds 100% equity interest in Jurchen Investment Corporation, we refer Aeneas as a fellow subsidiary of Aptorum Group.

●	“AGL” refers to Aeneas Group Limited, a wholly-owned subsidiary of Aeneas Limited and we refer AGL as a fellow subsidiary of Aptorum Group.

●	“AL” refers to Aeneas Limited, an entity wholly-owned by Jurchen Investment Corporation and we refer AL as a fellow subsidiary of Aptorum Group.

●	“AML” refers to Aptorum Medical Limited, a 94% owned subsidiary of Aptorum Group.

●	“AML Clinic” refers to an outpatient medical clinic operated by AML under the name of Talem Medical.

●	“APD” refers to Aptorum Pharmaceutical Development Limited, a wholly-owned subsidiary of Aptorum Group.

●	“Aptorum Group,” “Company,” “we,” “Group” and “us” refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Hong Kong.

●	“Aptorum Non-Therapeutics Group” refers to the Company’s non-therapeutics segment that encompasses: (i) the development of surgical robotics and medical devices, which is operated through Signate Life Sciences Limited and (ii) AML Clinic.

●	“Aptorum Therapeutics Group” refers to the Company’s therapeutics segment that is operated through its wholly-owned subsidiary, Aptorum Therapeutics Limited, a Cayman Islands exempted company with limited liability, whose principal place of business is in Hong Kong and its indirect subsidiary companies, whose principal places of business are in Hong Kong.

●	“Bond” refers to a $15,000,000 convertible bond the Company issued to Peace Range (as hereinafter defined) in the Bond Offering.

●	“Bond Offering” refers to the Company’s private offering of the Bond that closed on April 25, 2018.

●	“Boustead” refers to Boustead Securities, LLC.

●	“cGCP” refers to Current Good Clinical Practice as adopted by the applicable regulatory authority.

●	“cGLP” refers to Current Good Laboratory Practice as adopted by the applicable regulatory authority.

●	“cGMP” refers to Current Good Manufacturing Practice as adopted by the applicable regulatory authority.

●	“China Renaissance” refers to China Renaissance Securities (HK) Limited.

●	“Class A Ordinary Shares” refers to the Company’s Class A Ordinary Shares, par value $1.00 per share.

●	“CMC” refers to chemical, manufacturing and control.

●	“Covar” refers to Covar Pharmaceuticals Incorporated, a contract research organization engaged by the Company.

●	“CROs” refers to contract research organizations.

●	“EMA” refers to the European Medicines Agency.

●	“EMEA” refers to Europe, the Middle East and Africa.

●	“EPO” refers to the European Patent Organization or the European Patent Office operated by it.

●	“European Patent” refers to patents issuable by the EPO.

●	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

●	“FDA” refers to U.S. Food and Drug Administration.

●	“FDCA” refers to the U.S. Federal Food, Drug and Cosmetic Act.

●	“Fiscal year” refers to the period from January 31 of each calendar year to December 31 of the following calendar year.

●	“HKD” refers to Hong Kong Dollars.

●	“Hong Kong” or “H.K.” refers to Hong Kong Special Administrative Region of the People’s Republic of China.

●	“Hong Kong Doctors” refers to the doctors in Hong Kong under the employment of AML Clinic.

●	“IND” refers to Investigational New Drugs.

●	“IP” refers to intellectual property.

●	“IPO” or “Offering” means the initial public offering by the Company of 761,419 Class A Ordinary Shares consummated on December 17, 2018.

●	“Jurchen” refers to Jurchen Investment Corporation, a company wholly-owned by our CEO, Ian Huen, and a holding company of Aptorum Group.

●	“Lead Projects” refers to three of the Company’s therapeutic projects ALS-1, ALS-4 and NLS-1.

●	“Major Patent Jurisdictions” refers to the United States, member states of the European Patent Organization and the People’s Republic of China.

●	“Nativus” refers to Nativus Life Sciences Limited, a wholly-owned subsidiary of Aptorum Group.

●	“NMPA” refers to China’s National Medical Products Administration and its predecessor, the China Food and Drug Administration.

●	“NDA” refers to a New Drug Application issued by the FDA.

●	“PRC” and “China” refer to the People’s Republic of China.

●	“Restructure” refers to the Company’s change from an investment fund with management shares and non-voting participating redeemable preference shares to a holding company with operating subsidiaries, effective as of March 1, 2017.

●	“Registration Statement” refers to the Company’s Registration Statement on Form F-1 (File No. 333-227198) for the sale of up to 3,493,969 Class A Ordinary Shares (including Class A Ordinary Shares underlying certain warrants and a bond, as fully described therein) which initially filed on September 5, 2018 and became effective on December 3, 2018.

●	“R&D” refers to research and development.

●	“R&D Center” refers to an in-house pharmaceutical development center operated by APD.

●	“Securities Exchange Commission,” “SEC,” “Commission” or similar terms refer to the Securities Exchange Commission.

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

●	“Securities Act” refers to the Securities Act of 1933.

●	“Series A Notes” refers to Series A convertible notes, at a purchase price of $10,000 per note, sold in the Series A Note Offering.

●	“Series A Note Investors” refers to the investors who purchased Series A Notes.

●	“Series A Note Offering” refers to the private offering of Series A Notes, pursuant to Regulation S or Regulation D, as promulgated under the Securities Act that closed on May 15, 2018.

●	“Shares” or “Ordinary Share” are our Ordinary Shares, par value $1.00 per share.

●	“Signate” refers to Signate Life Sciences Limited, a wholly-owned subsidiary of Aptorum Group.

●	“UK” refers to the United Kingdom.

●	“Underwriter Warrants” refers to warrants issued to the underwriters of the IPO.

●	“United States,” “U.S.” and “US” refer to the United States of America.

●	“Videns” refers to Videns Incorporation Limited, a wholly-owned subsidiary of Aptorum Group.

●	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States.

We have not, authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit the IPO or this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering and the distribution of this prospectus outside of the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

All references in this prospectus to “$,” “U.S.$,” “U.S. dollars,” “dollars,” “US$,” and “USD” mean United States dollars unless otherwise noted. All references to the “PRC” or “China” in this prospectus refer to the People’s Republic of China. All references to “Hong Kong” or “H.K.” in this prospectus refer to Hong Kong Special Administrative Region of the People’s Republic of China. All references to the “United States,” “U.S.” or “US” refer to the United States of America.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A Ordinary Shares, you should carefully read the entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” in each case appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “Aptorum,” “we,” the “Company,” the “group” and similar designations refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability,

Overview

We are a pharmaceutical company currently in the preclinical stage, dedicated to developing and commercializing a broad range of therapeutic and diagnostic technologies to tackle unmet medical needs. We have obtained exclusive licenses for our technologies. In addition, we are also developing certain proprietary technologies as product candidates. We are pursuing therapeutic and diagnostic projects (including projects seeking to use extracts or derivatives from natural substances to treat diseases) in neurology, infectious diseases, gastroenterology, oncology and other disease areas. We also have projects focused on surgical robotics. (See “Lead Projects and Other Projects under Development – Lead Projects”) Also, we opened a medical clinic, AML Clinic, in June 2018.

Although none of our drug or device candidates has yet been approved for testing in humans, our goal is to develop a broad range of early stage novel therapeutics and diagnostics across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include: (for details of our strategy, See “Our Strategy”)

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks;

●	Strategically developing opportunities in Hong Kong to promote access to the PRC market; and

●	Obtaining and leveraging government grants to fund project development.

We have devoted a portion of the proceeds from our IPO, to three therapeutic projects (“Lead Projects”). The drug candidates being advanced as the Lead Projects are ALS-1, ALS-4 and NLS-1, described in further detail below. If the results of the remaining preclinical studies of these drug candidates are positive, we expect to be able to submit by 2020 or 2021 an Investigational New Drug Application (“IND”) for at least one of these candidates to the U.S. Food and Drug Administration (“FDA”) or an equivalent application to the regulatory authorities in one or more other jurisdictions such as the China Food and Drug Administration (“NMPA”) and/or the European Medicines Agency (“EMA”). Acceptance of these applications by the relevant regulatory authority would enable the Company to begin testing that drug candidate in humans in that jurisdiction. Our ability to obtain any approval of such applications is entirely dependent upon the results of our preclinical studies, none of which have yet been completed.

Our current business consists of “therapeutics” and “non-therapeutics” segments. However, our focus is on the therapeutics segments. Because of the risks, costs and extended development time required for successful drug development, we have determined to pursue projects within our non-therapeutics segments, such as AML Clinic, to provide some interim revenue and medical robots that may be brought to market and generate revenue more quickly.

Therapeutics Segment. In our therapeutics segment (“Aptorum Therapeutics Group”), we are currently seeking to develop various drug molecules (including projects seeking to use extracts or derivatives from natural substances to treat diseases) and certain technologies for the treatment (“therapeutics”) and diagnosis (“diagnostics”) of human disease conditions in neurology, infectious diseases, gastroenterology, oncology and other disease areas. In addition, we are seeking to identify additional prospects which may qualify for potential orphan drug designation (e.g., rare types of cancer) or which address other current unmet medical needs. Aptorum Therapeutics Group is operated through Aptorum’s wholly-owned subsidiary, Aptorum Therapeutics Limited, a Cayman Islands exempted company with limited liability, whose principal place of business is in Hong Kong and its indirect subsidiary companies (who we sometimes refer to herein as project companies), whose principal places of business are also in Hong Kong.

Non-Therapeutics Segment. The non-therapeutics segment (“Aptorum Non-Therapeutics Group”) encompasses two businesses: (i) the development of surgical robotics and medical devices and (ii) AML Clinic. The development of surgical robotics and medical devices business is operated through Signate Life Sciences Limited, a subsidiary of Aptorum Therapeutics Limited. The outpatient clinic is operated through our subsidiary, Aptorum Medical Limited. Effective as of March 2018, we leased office space in Central, Hong Kong as the home to AML Clinic. AML Clinic commenced operations under the name of Talem Medical in June 2018. The estimated general administrative expenses and other operating expenses of the AML Clinic is expected to be no more than USD120,000 per month. The clinic is expected to reach operating profit in 18 months from the clinic reaching its full operating capacity upon (i) the successful recruitment of a minimum of six full time physicians (AML Clinic currently has one full time physician and three part time physicians) and (ii) establishing steady patients flow via brand development. (See “Lead Projects and Other Projects under Development – Other Projects under Development – Aptorum Medical Limited - AML Clinic”)

The Company has already obtained opportunities resulting in our existing licensing agreements from various contractual relationships that we have entered into, including service/consulting agreements with some of the world’s leading specialists and clinicians in our areas of interest, with academic institutions and organizations, and with CROs. We anticipate that these relationships will generate additional licensing opportunities in the future. In addition, we have established and are continuing to expand our in-house research facilities (collectively, the “R&D Center”) to develop some of our drug and device candidates internally and to collaborate with third-party researchers.

Prior to March 2017, the Company had pursued passive healthcare related investments in early stage companies primarily in the United States. However, we have since ceased pursuing further passive investment operations and intend to exit all such portfolio investments over an appropriate timeframe to focus resources on our current business.

Our Strategy

Although we plan to continue the development and improvement of a broad range of novel therapeutics and diagnostics across a wide range of disease/therapeutic areas, over the next 24-36 months we plan to concentrate on development of our Lead Projects, while also allocating some resources to develop SLS-1 and maintaining our AML Clinic.

We believe that execution of this strategy will position the Company to catalyze the development and improvement of a broad range of early-staged novel therapeutics and diagnostics across a wide range of disease/therapeutic areas. Failure to achieve positive results in at least one of the programs for a Lead Project could have a material adverse effect on the Company’s prospects and business.

To achieve this goal, we are implementing the following strategies:

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas. We are currently developing drug and device candidates in several disease/therapeutic areas. We believe that by diversifying our research efforts, it would increase the likelihood that at least one of our projects will achieve clinical success and therefore add value to the Company. As of date hereof, we have obtained 12 exclusively licensed technologies across the areas of neurology, infectious diseases, gastroenterology, oncology, surgical robotics and natural health. Our initial focus will be on developing our Lead Projects, but intend to continue developing our other current projects and seeking new licensing opportunities where we determine that the market potential justifies the additional commitment of our limited resources.

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs. We have selected innovations for development which we believe are of superior scientific quality, whilst taking into account the potential market size and demand for same, for example, taking into consideration whether the relevant product can satisfy significant unmet medical needs. In particular, Aptorum Group Limited has established a Scientific Advisory Board, which helped us to select our current projects and which we expect will provide input from a scientific perspective towards any future opportunities for acquiring or licensing life science innovations. We intend to continue expanding our line of projects under development, and subject to our financial and other resource limitations, exploring acquisitions or licenses of additional products which may be able to attain orphan drug designations (e.g., rare types of cancer) or satisfy significant unmet medical needs and that show strong preclinical and/or early clinical data to provide promising opportunities for clinical and commercial success.

●	Collaborating with leading academic institutions and CROs. In building and developing our product portfolio, we believe that accessing external innovation, expertise and technology through collaboration with leading academic institutions and CROs is a vital and cost-efficient strategy. We have established strong relationships with leading academic institutions around the world and expect to continue to strengthen our collaborations by, for example, seeking to provide their affiliated Principal Investigators resources through sponsorship to conduct further research in specialty fields of interest and association with personnel connected to our current project companies, in exchange for obtaining for the Company the first right to negotiate for an exclusive license to any resulting innovations. In addition, we have entered and will continue to actively source arrangements with pharmaceutical companies, in most cases in roles as contract research organizations, to streamline the development of our projects. This may include outsourcing part of the preclinical, clinical studies and clinical supplies manufacturing to externally accredited cGLP, cGMP and cGCP standard contract research organizations or laboratories in order to attain the required studies for submission to the regulatory authorities as part of the clinical development plan. (See “Arrangements with Other Parties”)

●	Expanding our in-house pharmaceutical development center. We believe collaborations between the R&D Center operated by APD and the scientists engaged in work for our project companies will enhance clinical and commercial potential of the projects. In addition, APD will assist the project companies by engaging external pharmaceutical companies and/or contract research organizations to outsource any part of the preclinical or clinical development work that cannot be performed by the R&D Center in order to obtain the resources necessary for our development process.

●	Leveraging our management’s expertise, experience and commercial networks. We believe the combination of our management’s expertise and experience, with their academic and commercial networks make us an effective platform for advancing healthcare innovations towards clinical studies and commercialization in key global markets. We have assembled a management team with global experience and an extensive record of accomplishments in medical research, consulting and financing, and identification and acquisition of pharmaceutical and biopharmaceutical drug and device candidates. Our Head of Research and Development also has extensive experiences in drug development. We also employ key management personnel with banking and financial experience, which enhances our capability to establish the most efficient financial structure for the development of our programs.

●	Strategically developing opportunities in Hong Kong to provide access to the PRC market. The PRC is the world’s second largest healthcare market (https://seekingalpha.com/article/4038677-opportunities-chinas-healthcare-market) and we plan to market our products there in the future as part of our overall growth strategy. In October 2017, the PRC government announced that the country is planning to accept trial data gathered overseas to speed up drug approvals (https://www.reuters.com/article/us-china-pharmaceuticals/china-to-accept-overseas-trial-data-in-bid-to-speed-up-drug-approvals-idUSKBN1CE080 and http://www.lawinfochina.com/display.aspx?id=26778&lib=law), which is a potential boon for foreign pharmaceutical companies. We believe strategically locating our principal businesses in Hong Kong, as a Special Administrative Region of the PRC, may provide us distinctive advantages in accessing the PRC healthcare market. Two of our key collaborators, The University of Hong Kong (the “HKU”) and the Chinese University of Hong Kong (the “CUHK”) have received clinical drug trial accreditation by the NMPA for their clinical trial units/centers (http://www.crmo.med.cuhk.edu.hk/en-us/cfdaaccreditation.aspx and https://www.ctc.hku.hk/assurance_cfda.php).

●	Obtaining and leveraging government grants to fund project development. The Hong Kong government pays close attention to the development of the biotechnology sector in Hong Kong and provides support and funding. We intend to aggressively seek government support from Hong Kong for our product development and to facilitate the development of some of our projects.

Arrangements with Other Parties

As mentioned above, part of our business model includes collaborating with research entities such as academic institutions and CROs, as well as highly regarded experts in their respective fields. We engage these entities and researchers either for purposes of exploring new innovations or advancing preclinical studies of our existing licensed drug candidates. Although the financial cost of these arrangements does not represent a material expense to the Company, the relationships we can access through, specifically, sponsored research arrangements (“SRAs”) with academic institutions and organizations can provide significant value for our business; for example, we may decide whether to continue development of certain early-staged projects and/or out-license a project based on the data and results from research governed by SRAs. However, as of the date hereof, we do not consider the particulars of any of our SRAs to be material to the success of our current business plans.

Our drug discovery programs are based upon licenses from universities and are mainly conducted in universities via SRAs. As for the development of our drug candidates, our R&D Center conducts part of the CMC work. However, since our current facilities are not cGMP, cGLP or cGCP qualified, we will have to rely on CROs to conduct that type of work, if and when our drug candidates reach the level of development that requires such qualification.

Lead Projects and Other Projects under Development

We are actively operating and managing the development of our drug and device candidates through various subsidiaries. Each candidate is being researched in a subsidiary with a medical/scientific area of focus related to the drug and device candidate in development. We refer to these as our “Project Companies” and their products or areas of focus as either our Lead Projects (i.e., ALS-1, ALS-4 and NLS-1) or Other Projects under Development (as defined below). The selection of a drug and device candidate is based on our estimate of the market potential for that candidate, the scientific expertise required to develop it, and our overall corporate strategy, including our ability to commit personnel and future investment to that candidate.

To pursue a number of our current projects, our Project Companies have entered into standard license agreements with various university and licensing entities customized to the nature of each project. These license agreements largely contain the same terms, as is typically seen in license agreements for an early-stage life science invention; such terms include a worldwide license with licensed field comprising indications in the intended treatment areas, having upfront payments, certain royalty rates, sublicensing royalties, as well as provisions for payments upon occurrence of development and/or regulatory milestones. Under the license agreements, the Project Company must also adhere to certain diligence obligations and may or may not be required to obtain prior consent from the licensor to sublicense the invention. The license terms of our Lead Projects are discussed in detail below.

Generally speaking, pharmaceutical development consists of preclinical and clinical phases. Our immediate efforts would be on the preclinical phase which can further sub-divided into the following stages:

Target Identification & Selection: The target is the naturally existing cellular or modular structure that appears to have an important role in a particular disease pathway and will be targeted by the drug that will subsequently be developed. Target validation techniques for different disease areas can be very different but typically include from in vitro and in silico methods through to the use of whole animal models.

Lead Discovery: Following “Target Identification & Selection,” compound screening assays are developed as part of the Lead Discovery. ‘Lead’ molecules can mean slightly different things to different researches or companies, but in this prospectus, we refer to Lead Discovery as the process of identifying one or more small molecules with the desired activity against the identified targets. Leads can be identified through one or more approaches, which can depend on the target and what, if any, previous knowledge exists.

Lead Optimization: In this stage of the drug discovery process, the aim is to produce a preclinical drug candidate by maintaining the desired and favorable properties in the lead compounds, while repairing or reducing deficiencies in their structures. For example, to optimize the chemical structures to improve, among others, efficacy, reduce toxicity, improve metabolism, absorption and pharmacokinetic properties.

IND-Enabling Studies: Includes all the essential studies such as GLP toxicology studies, pharmacology and efficacy, pharmacokinetics, in vitro metabolism, CMC studies, and the data of which are used for IND submission.

Another subsidiary, Aptorum Medical Limited (“AML”),1 is our vehicle for developing our business of delivering medical services in the form of AML Clinic.

We anticipate allocating approximately 20% of our resources to develop projects other than our Lead Projects (such other projects being referred to herein as “Other Projects under Development”), with a strong focus on SLS-1 and AML Clinic. As a device candidate, SLS-1 may not need to undergo the same regulatory approval process as a drug candidate and therefore we may be able to bring it to market sooner. AML Clinic is expected to provide us with a modest amount of revenue. Even if SLS-1 achieves commercial sales, of which there can be no assurance, revenue from these products alone will not be sufficient for us to carry out all of our plans, but it will assist with name recognition and supplement our income while we develop our Lead Projects.

Lead Projects

ALS-1: Small molecule intended for the treatment of viral infections caused by Influenza virus A

Professor Richard Kao (Inventor of ALS-1, Founder and Principal Investigator of Acticule) was the first to identify NP as an effective drug target (Nature Biotechnology. 28:600-605). We are exploring ALS-1 as a potential treatment for viral infections caused by Influenza virus A (“IVA”).

Two widely prescribed antiviral drug classes for the treatment of influenza are neuraminidase inhibitors (“NI”) and M2 protein inhibitors. Zanamivir is a second-generation neuraminidase inhibitor for the treatment of both Influenza A and B in adults and children (5 years old and above). Oseltamivir is a third-generation neuraminidase inhibitor for the treatment of Influenza A and B in individuals older than 1 year of age. Amantadine and rimantadine are M2 membrane protein inhibitors that block the M2 ion channel activity of Influenza A but have no effect on Influenza B. Given the widespread resistance to M2 inhibitors, amantadine and rimantadine are no longer recommended for the treatment of Influenza A.

It is our hypothesis that Influenza A NP is an essential protein for the proliferation of the influenza virus. ALS-1 targets NP and triggers the aggregation of NP and this prevents the aggregated NP from entering the nucleus. In a paper published by the inventor, Prof. Richard Kao, in Nature Biotechnology (28 (6): 600, 2010), ALS-1 inhibited infection of MDCK cells by the Influenza A/WSN/33, H3N2 (clinical isolate) and Vietnam/1194/04 (H5N1) viruses with an IC50 (IC50 is defined as the concentration of a drug which inhibits half of the maximal response of a biochemical process. In this case, inhibition of the growth of PFU = plaque-forming units is the response) of 0.069 ± 0.003 μM, 0.16 ± 0.01 μM and 0.33 ± 0.04 μM in plaque reduction assay (PRA), respectively (Figure 1A). In this study, oseltamivir (sold under the brand name Tamiflu®) was also included as a control. In this cell culture, ALS-1 outperformed oseltamivir with a lower IC50 (Figure 1A). ALS-1 inhibited viral growth even when added within 6 hours after infection of the MDCK cells with the virus (Figure 1B), indicating that the antiviral activities of ALS-1 arise from post-entry and post-nuclear events, suggesting that multiple processes involving NP may be affected, although only the nuclear import process of NP can be readily observed.

In the treatment-free control group, all mice died 7 days after inoculation. After treating with ALS-1, 50% of the mice receiving two doses of ALS-1 (100 μl of 2.3 mg/ml ALS-1) per day for 7 days survived for more than 21 days. Three mice were sacrificed from each treated and untreated group on the 6th day after infection and their lungs tested for live virus by a plaque reduction assay. About a 10x reduction of viral load in the lungs of the ALS-1-treated mice was observed compared to the untreated control group. The animal study results suggest that ALS-1 has the potential to be developed into a useful anti-influenza therapeutic.

[1]	Clark Cheng, our Chief Medical Officer and an Executive Director, owns 6% of Aptorum Medical Limited as of the date hereof.

ALS-1 is designed to target a broad range of NP variants, a novel therapeutic target. Compared with the currently marketed antiviral drugs for which the viruses have acquired extensive resistance, ALS-1 acts on a completely different therapeutic target. ALS-1 is currently undergoing Lead Optimization to optimize its drug-like properties.

Figure 1A	Figure 1B

H1N1 (A/WSN/33) with nucleozin
H3N2 (clinical isolate) with nucleozin
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Figure 1A: ALS-1 is shown to cause a greater reduction in the number of infectious virus particles of human H1N1, H3N2 and H5N1 Influenza viruses. MDCK cells were infected with different strains of virus and antiviral activities of different treatments were determined by plaque reduction assay (PRA). Oseltamivir (curve in red) was included for comparisons of in vitro efficacies. The PRA assay was conducted in triplicate and repeated twice for confirmation. PFU = plaque-forming units, a measure of number of infectious virus particles Nucleozin = ALS-1 (Adapted from Nature Biotechnology (28 (6): 600, 2010).

Figure 1B: Efficacies of ALS-1 added at various time points. The experiments were carried out in triplicate and repeated twice for confirmation. The mean value is shown with s.d.; PFU = plaque-forming units, a measure of number of infectious virus particulates (Adapted from Nature Biotechnology (28 (6): 600,2010)).

Patent License

On October 18, 2017, the Company’s subsidiary, Acticule, entered into an exclusive license agreement with Versitech Limited, the licensing entity of HKU, for the rights to ALS-1. Subsequently on June 7, 2018, the parties entered into a first amendment to the license agreement.

Under the exclusive license agreement, we were granted an exclusive, royalty-bearing, sublicensable license to develop, make, have made, use, sell, offer for sale and import products that are covered by the licensed patents (as described below). The territory of the license is worldwide and the field of the license is for treatment or prevention of viral infections including influenza.

We paid an upfront fee upon entering into the license agreement. We are required to pay less than 10% of the net sales of the licensed products sold by us or our affiliates as royalties, as well as a low teens percentage of sublicense royalties that we receive from our sublicensees, if any. In addition, we agreed to pay to the licensor aggregate regulatory milestones of up to US$1 million subject to the following achievements: submission of investigational new drug application; completion of phase 1, 2 and 3 clinical trials; and submission of new drug application; grant of regulatory approval. We also agreed to pay to the licensor aggregate sales milestones of up to US$7.8 million subject to the following achievement: first commercial sale; and annual net sales exceeding US$100 million in one jurisdiction.

Pursuant to the license agreement, Acticule became the exclusive licensee of 1 U.S. patent, 1 European Patent, 1 PRC patent and 1 German patent. The claimed invention is described as: “Antiviral Compounds and Methods of Making and Using Thereof.”

Acticule has the right to grant sublicenses under the license agreement without prior approval from Versitech Limited and to assign the agreement to any successor to the business related to the license. In the event that Acticule makes an improvement to the licensed technologies, so long as the improvement does not incorporate any licensed patents, Acticule will be the owner of such improvement, subject to a non-exclusive royalty-free license being granted back to Versitech Limited for academic and research purposes only.

The exclusive license agreement shall be in effect until the expiration of all licensed patents. Acticule may terminate the license at any time with 6-month written notice in advance. Either party may terminate the agreement upon a material breach by other party.

ALS-4: Small molecule for the treatment of bacterial infections caused by Staphylococcus aureus including Methicillin-resistant Staphylococcus aureus (“MRSA”)

Just as certain strains of viruses, such as human immunodeficiency virus (“HIV”) and influenza have developed resistance to drugs developed to treat them, certain bacteria such as Staphylococcus aureus, Mycobacterium tuberculosis and Pseudomonas aeruginosa have become “superbugs”, having developed resistance to many, if not all, of the existing drugs available to treat them, rendering those treatments ineffective in many instances. MRSA is one such bacterium, a gram-positive bacterium that is genetically different from other strains of Staphylococcus aureus. Staphylococcus aureus and MRSA can cause a variety of problems ranging from skin infections and sepsis to pneumonia and bloodstream infections. It is estimated that about one out of every three people (33%) carry Staphylococcus aureus in their nose, usually without any illness; about two in a hundred (2%) carry MRSA (source: https://www.cdc.gov/mrsa/tracking/index.html). Both adults and children may carry MRSA.

Most MRSA infections occur in people who have been in hospital or other health care settings, such as nursing homes and dialysis centers (source: https://www.mayoclinic.org/diseases-conditions/mrsa/symptoms-causes/syc-20375336), which is known as Healthcare-Associated MRSA (“HA-MRSA”). HA-MRSA infections are typically associated with invasive procedures or devices, such as surgeries, intravenous tubing or artificial joints. Another type of MRSA infection, known as Community-Associated MRSA (“CA-MRSA”), has occurred in wider community among healthy people. It often begins as a painful skin boil and spreads by skin-to-skin contact. About 85% of serious, invasive MRSA infections are healthcare associated infections (https://www.cdc.gov/media/pressrel/2007/r071016.htm). The incidence of CA-MRSA varies according to population and geographic location. In the U.S., more than 94,000 people develop serious MRSA infection and about 19,000 patients die as a result each year (https://www.cdc.gov/media/pressrel/2007/r071016.htm). According to the US Centers for Disease Control and Prevention (“CDC”), Staphylococcus aureus, including MRSA, caused about 11% of healthcare-associated infections in 2011 (source: http://www.healthcommunities.com/mrsa-infection/incidence.shtml). Each year in the U.S., around one out of every twenty-five hospitalized patients contracts at least one infection in the hospital (N Engl J Med. 2014, 27;370(13):1198-208). In the U.S., there were over 80,000 invasive MRSA infections and 11,285 related deaths in 2011 (source: https://edition.cnn.com/2013/06/28/us/mrsa-fast-facts/index.html). Indeed, severe MRSA infections most commonly occur during or soon after inpatient medical care. More than 290,000 hospitalized patients are infected with Staphylococcus aureus and of these staphylococcal infections, approximately 126,000 are related to MRSA (source: http://www.healthcommunities.com/mrsa-infection/incidence.shtml).

ALS-4 is a small drug molecule which appears to target the products produced by bacterial genes that facilitate the successful colonization and survival of the bacterium in the body or that cause damage to the body’s systems. These products of bacterial genes are referred to as “virulence expression.” Targeting bacterial virulence is an alternative approach to antimicrobial therapy that offers promising opportunities to overcome the emergence and increasing prevalence of antibiotic-resistant bacteria.

Professor Richard Kao from The University of Hong Kong (who is also the Founder and Principal Investigator of Acticule and Inventor of ALS-2, ALS-3 and ALS-4) initiated a high throughput approach for screening compounds which are active against virulence expression, which resulted in the discovery of ALS-2, ALS-3 and ALS-4.

ALS-4 targets an enzyme essential for Staphylococcus aureus (including MRSA) survival in vivo. This enzyme is involved in the production of Staphyloxanthin, a carotenoid pigment produced by Staphylococcus aureus including MRSA, and is responsible for the characteristic golden color. This pigment has proven to be an important factor in promoting bacterial invasion as well as rendering the bacteria resistant to attack from reactive oxygen species (ROS) and neutrophils. In other words, pigmented bacteria have increased resistance to the host’s immune defenses. ALS-4 may have particular value if it can be shown to be an effective therapy in situations where a Staphylococcus aureus infection is resistant to available antibiotics (i.e., where the pathogen is MRSA).

In a recent study by the inventor, Prof. Richard Kao, ALS-4 demonstrates potent activity against Staphylococcus aureus pigment formation in vitro, as indicated in Figure 2, with an IC50 (IC50 is defined as the concentration of a drug which inhibits half of the maximal response of a biochemical process. In this case, inhibition of the formation of the golden pigment is the response) equal to 20nM.

Figure 2

Figure 2: In vitro pigment inhibition by compound ALS-4.

(A) Inhibition of wild-type (WT) Staphylococcus aureus pigmentation in the presence of increasing concentrations of ALS-4.

(B) Pigment inhibition by ALS-4; the IC50 for pigment formation is roughly 300 nM.

All data represent mean values ± SD.

NP16 = ALS-4

This assay was conducted in triplicate and repeated twice for confirmation

(Adapted from mBio (8(5): e01224, 2017))

By employing a systemic Staphylococcus aureus mouse infection model, the treatment (1mM of ALS-4 twice daily) and control groups (vehicle) were compared. In both acute treatment and delayed treatment groups, the bacterial counts in the kidneys of mice treated with compound ALS-4 were significantly lower than those of the no treatment group.

Figure 3

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Figure 3: ALS-4 is observed to reduce bacterial load in mice

CFU = Colony Forming Unit, a unit used to estimate the number of viable bacteria in a sample

ALS-4 is currently undergoing Lead Optimization to optimize its drug-like properties.

Patent License

On October 18, 2017, the Company’s subsidiary, Acticule, entered into an exclusive license agreement with Versitech Limited, the licensing entity of HKU, for ALS-4. Subsequently on June 7, 2018, the parties entered into a first amendment to the exclusive license agreement.

On January 11, 2019, Acticule and Versitech Limited entered into a second license agreement for ALS-4, where Acticule exclusively licensed the intellectual property rights on certain HKU-owned improvements to the original licensed invention.

Under the exclusive license agreements, we were granted an exclusive, royalty-bearing, sublicensable licenses to develop, make, have made, use, sell, offer for sale and import products that are covered by the licensed patents (as described below). The territory of the licenses is worldwide and the field of the licenses is for treatment or prevention of bacterial infections caused by Staphylococcus aureus including MRSA and bacterial virulence.

We paid an upfront fee upon entering into the license agreements. We are required to pay less than 10% of the net sales of the licensed products sold by us or our affiliates as royalties, as well as a low teens percentage of sublicense royalties that we receive from our sublicensees, if any. In addition, we agreed to pay to the licensor aggregate regulatory milestones of up to US$1 million subject to the following achievements: submission of investigational new drug application; completion of phase 1, 2 and 3 clinical trials; and submission of new drug application; grant of regulatory approval. We also agreed to pay to the licensor aggregate sales milestones of up to US$7.8 million subject to the following achievement: first commercial sale; and annual net sales exceeding US$100 million in one jurisdiction.

Pursuant to the license agreements, Acticule became the exclusive licensee of 2 pending U.S. non-provisional patent applications and 2 PCT applications. With respect to the PCT applications, we plan to enter national phase in member states of the EPO, in PRC and other jurisdictions before the deadline on January 23, 2021. The claimed inventions are described as: “Compounds Affecting Pigment Production and Methods for Treatment of Bacterial Diseases.”

Acticule has the right to grant sublicenses to third parties under the license agreements without prior approval from Versitech Limited and to assign the agreements to any successor to the business related to the licenses. In the event that Acticule makes an improvement to the licensed technologies, so long as the improvement does not incorporate any licensed patents, Acticule will be the owner to such improvement, subject to a non-exclusive royalty-free license being granted back to Versitech Limited for academic and research purposes only.

The exclusive license agreements shall be in effect until the expiration of all licensed patents. Acticule may terminate the licenses at any time with 6-month written notice in advance. Either party may terminate the agreements upon a material breach by other party.

NLS-1: A Derivative of Epigallocatechin-3-Gallate (“Pro-EGCG”) for the treatment of Endometriosis

NLS-1, a drug molecule derived from natural products (green tea), is currently under development for the treatment of endometriosis, a disease in which the tissue that normally lines the uterus (endometrium) grows outside the uterus. It can grow on the ovaries, fallopian tubes, bowels, or bladder. Rarely, it grows in other parts of the body. Many studies have assessed the applications of EGCG, a naturally occurring molecule extracted from green tea, for the treatment of endometriosis in vitro and in animal models (Hum Reprod. 2014 29(8):1677; Hum Reprod. 2013 28(1):178; Fertil Steril. 2011 96(4):1021). For example, in a mouse model, Ricci et al (Hum Reprod. 2013 28(1):178) demonstrated that EGCG brought a statistically significant reduction in the mean number and the volume of established lesions compared with the control group without treatment. The treatment diminished cell proliferation in a statistically significant manner, reduced vascular density and increased apoptosis within the lesions. EGCG induced reduction in human EEC proliferation and increased apoptosis in primary cultures. Matsuzaki and Darcha (Hum Reprod. 2014 29(8):1677) also showed that EGCG prevented the progression of fibrosis in endometriosis in an animal model.

However, the attractiveness of epigallocatechin-3-gallate as a drug candidate has been diminished by its chemical and metabolic instability (Hum Reprod. 2014 29(8):1677; Angiogenesis. 2013 16(1):59). The Company’s drug candidate, NLS-1 or EGCG octaacetate, is supposed to overcome these challenges. NLS-1 is an EGCG derivative synthesized by acetylation of the reactive hydroxyl groups, which appears to prevent generation of reactive phenoxide anions and radicals for dimerization and metabolism, thereby overcoming the chemical and metabolic instability of EGCG.

Despite different hypotheses proposed for the pathogenesis of endometriosis, it is widely accepted that endometriosis is an angiogenesis-dependent disorder, and that angiogenesis plays an essential role in the growth and survival of endometriotic lesions. Endometriotic lesions require new vessel formation to deliver oxygen and nutrients that are essential to the development and progression of endometriosis. Dense vascularization is a typical pathological feature of endometriosis. Numerous peritoneal blood vessels can be observed around the endometriotic lesions during laparoscopy, and ectopic endometrium is highly vascularized under histological examination. Researchers have confirmed in animal models that angiogenesis occurs in endometriosis, by demonstrating the development of adjacent blood vessels from the surrounding vasculature into the endometriotic implants. Anti-angiogenesis therapy offers a potential novel treatment of endometriosis.

In a paper published by the inventors in Angiogenesis (16:59, 2013), NLS-1 brought a statistically significantly reduction in the lesion size and weight compared with EGCG and the control without any treatment in an experimental endometriosis mouse model (Student t-test, p < 0.05) (Figure 4A & B). In addition, the inhibition by NLS-1 in all of the angiogenesis parameters was statistically significantly greater than that by EGCG (Student t-test, p < 0.05) (Figure 5A & B). In addition, NLS-1 significantly (Student t-test, p < 0.05) reduces the lesion size in both prevention and treatment group compared with both saline and EGCG groups (Figure 6). Moreover, NLS-1 also had better bioavailability and greater antioxidation and anti-angiogenesis capacities compared with EGCG.

In addition, regarding a safety study in mice, no signs of stress to NLS-1 administration were observed during the treatment period. No significant weight change was observed over the course of the experiment. Histological examination revealed no obvious reproductive effects on ovarian follicles and endometrial glands under NLS-1 treatments (Figure 7). Also, vascularization of the ovaries and the uterus was not affected in the NLS-1 treatment group.

Figure 4

Figure 4A & B

NLS-1 (Pro-EGCG) limits the development of experimental endometriosis in mice. Upper panels show the endometrial implants developed in the right ventral abdominal wall under laparotomy. Arrows indicate the greatest length and perpendicular width of the lesions for lesion size calculation. Lower panels show the sandwich structures of outer skin and subcutaneous layers (s), middle endometriotic lesions with endometrial glands (g) and endometrial cyst-like structures (c), and inner abdominal muscle and peritoneum (m). Scale bars: 0.5 mm. b Bar charts of the lesion size and weight in different groups and representative lesion pictures are shown. Mean ± SEM, student’s t test, *P < 0.05 compared with saline group; P < 0.05 compared with EGCG group.

The sample size was 4 (N=4) for each group.

(Adapted from Angiogenesis (16:59, 2013))

Figure 5

Figure 5A & B

NLS-1 inhibits the angiogenesis of experimental endometriosis in mice. Upper panels: Microvessels in the endometriotic implants were perfused with FITC-Dextran and captured by Cellvizio (white colour) (N=8). Middle panels: Microvessel architectures surrounding the lesions and within the lesions were perfused with microfil contrast medium and captured by lCT (yellow dots) (N=4). Lower panels: Microvessels in the endometriotic lesions were determined by specific antimouse antibodies CD31 for endothelial cells in red, aSMA for smooth muscles in green, and DAPI for nuclei in blue (N=4). New microvessels are CD31-positively and aSMA-negatively stained (closed arrows), old microvessels are CD31-positively and aSMA-positively stained (opened arrows). g: endometrial glands; c: endometrial cyst-like structures; m: abdominal muscle. Representative images in different groups are shown. Scale bars: 10 lm. b Bar charts of the lesion microvessel parameters in different groups are presented. Mean ± - SEM, student’s t test, *P < 0.05 compared with saline group; P < 0.05 compared with EGCG group. (Adapted from Angiogenesis (16:59, 2013)). In addition, NLS-1 significantly (p < 0.05) reduces the lesion size in both prevention and treatment group compared with both saline and EGCG groups.

Figure 6

Figure 6: NLS-1 reduces the lesion size in both prevention and treatment groups

Figure 7

Saline
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Figure 7

NLS-1 does not cause any weight loss in mice (Upper figure in the left)

NLS-1 does not reduce any estrogen and progesterone level in mice (Lower figures in the left) NLS-1 preserves normal ovarian follicles and endometrial glands. Ovarian follicles and endometrial glands were determined by H&E staining and microvessels in ovarian and endometrial stroma were determined by anti-mouse CD34 immunostaining in ovaries (upper panels in the right) and uterus (lower panels in the right). Representative images in different groups are shown. Scale bars: 0.5 mm.

N=8 was conducted for each group.

(Adapted from Angiogenesis (16:59, 2013)).

As a follow-up study in an animal model of endometriosis, orally administered NLS-1 reduced the lesion size significantly better than oral EGCG (p<0.05-0.001 at week 3- 8, ANOVA) and other hormone-based therapy such as intramuscular GnRH analog (p<0.05 at week 4-8, ANOVA) and other synthetic anti-angiogenesis agents such as intraperitoneal PTK787 (p<0.05-0.01 at week 4-8, ANOVA), as reflected in Figure 8.

Figure 8

Figure 8

Comparison of the efficacy of different treatment in an experimental endometriosis model

The current approved treatment for endometriosis is hormonal therapy, which can cause severe undesirable side effects. At present, there are only a few non-hormonal therapeutics with different mechanisms than NLS-1 that are under preclinical or clinical development, such as:

1)	BAY 1128688, which is a non-hormonal approach developed by Bayer HealthCare for endometriosis and which entered Phase 2 study in Spain in 2017 (https://adisinsight.springer.com/drugs/800041929); and,

2)	Small molecules co-developed by Bayer and Evotec that have entered Phase 1 studies (Source: https://www.businesswire.com/news/home/20180417006820/en/Evotec-Bayer-Advance-Endometriosis-Programme-Phase-Clinical).

NLS-1 is under active development for the treatment of endometriosis. It is currently at the Lead Optimization stage to optimize its drug-like properties.

Patent License

On July 3, 2017, the Company’s subsidiary, Aptorum Therapeutics Limited, entered into an exclusive license agreement with PolyU Technology and Consultancy Limited, The Royal Institution for the Advancement of Learning/McGill University, Wayne State University, H. Lee Moffitt Cancer Center and Research Institute Inc. and CUHK (all representing the licensors) for NLS-1.

We paid an upfront fee upon entering into the license agreement. We are required to pay less than 10% of the net sales of the licensed products sold by us or our affiliates as royalties, as well as a percentage of sublicense royalties that do not exceed 30% from what we receive from our sublicensees, if any. In addition, we agreed to pay the licensor aggregate regulatory and development milestones of up to HK$41.9 million (approximately US$5.37 million) for the first drug product subject to the following achievements: submission of investigational new drug application; commencement of phase 1, 2 and 3 clinical trials; submission of new drug application; and grant of first, second and third regulatory approval among the FDA, EMA and NMPA. We also agreed to pay the licensor aggregate sales milestones of up to HK$80 million (approximately US$10.26 million) subject to the following achievements: first commercial sale; and annual net sales exceeding US$100 million in one jurisdiction.

Further, for each of the second and third drug products, we agreed to pay aggregate regulatory development milestones of up to HK$9 million (approximately US$1.15 million) and aggregate sales milestone of up to HK$40 million (approximately US$5.13 million) subject to achievement of similar milestones for the first drug product. We have also agreed to pay certain one-time payments for non-drug product upon the commercialization and market launch of such non-drug product. In addition, following the filing of the IND, the Company has to pay an immaterial annual fee to the licensors.

Pursuant to the license agreement, Aptorum Therapeutics Limited became the exclusive licensee of 6 U.S. patents, 1 European Patent, 1 PRC patent, 1 Indian patent and 1 Japanese patent, as well as 1 pending US patent application, 1 pending PRC patent application and 1 pending Hong Kong patent application. Two technologies are claimed in the patents: “Epigallocatechin Gallate Derivatives for Inhibiting Proteasome,” which is jointly owned by PolyU Technology and Consultancy Limited, The Royal Institution for the Advancement of Learning/McGill University, Wayne State University and H. Lee Moffitt Cancer Center and Research Institute Inc. and “Pro-EGCG for Use in the Treatment of Endometriosis,” which is jointly owned by PolyU Technology and Consultancy Limited and CUHK. The licensors have nominated PolyU Technology and Consultancy Limited to represent them and take the lead in negotiating and managing the license.

Aptorum Therapeutics Limited has the right to grant sublicenses under the license agreement with prior consent from the licensors, and such approval shall not be unreasonably withheld. In the event that Aptorum Therapeutics Limited develops any improvements or new development, such licensee inventions are to be jointly owned by the licensors and Aptorum Therapeutics Limited, so that both owners will have the right to use any such inventions for any purpose. In such a case, the Company expects to negotiate a separate agreement with the licensors governing the terms on which the licensors may use such inventions.

In addition, Aptorum Therapeutics Limited also committed to providing HK$3 million (US$384,615) of research funding before July 3, 2020 to sponsor research carried out by the three principal individual inventors upon their request with respect to further R&D on the licensed technologies. The research funding shall be in the form of matching funds provided by the Innovation Technology Fund (“ITF”). The ITF is administered by the Innovation and Technology Commission of the Government of Hong Kong and encompasses a scheme where the Hong Kong government offers matching grant for joint researches to foster collaboration between private companies and public research institutions. If an ITF application is approved, the Hong Kong government will provide a grant that matches the contribution by the private company in the research projects. Since the ITF funding is merit-based and there is no guarantee that an ITF application will be granted, Aptorum Therapeutics’ obligation to contribute to the research fund under the agreement will be contingent on the successful application of ITF scheme granting HK$3 million fund that matches our proposed contribution. In the event that an ITF application related to NLS-1 is not successful, the parties have agreed to negotiate for and agree to enter into new funding terms to support the ongoing research. As of today, the inventors have not filed such ITF application.

During the term of the license agreement and for two years thereafter, Aptorum Therapeutics Limited undertakes not to develop or commercialize any product that directly competes with any marketed product that is covered by the licensed technology.

The exclusive license agreement shall be in effect until the later of (1) the expiry of the term of the last to expire licensed patent set forth in the agreement, (2) final disposition of the last of the pending patent application set forth in the agreement, and (3) ten years following the first commercial sale of the product. Either party may terminate the agreement upon a material breach by or insolvency of the other party. Further, the Licensors may terminate the agreement if the licensee commits any act or omission that could tarnish the reputation of any licensors.

Statistical Significance

The term statistical significance is to define the probability that a measured difference between two groups (e.g. two treatment groups, treatment versus control groups) is the result of a real difference in the tested variations and not the result of chance. It means that the result of a test does not appear randomly or by chance, but because of a specific change that is tested, so it can be attributed to a specific cause.

The confidence level indicates to what percentage the test results will not commit a type 1 error, the false positive. A false positive occurs when a change in the result is due to randomness (or other noise) and not the change in variations. At a 95% confidence level (p = 0.05), there is a 5% chance that the test results are due to a type 1 error. 95% has become the standard and usually be the minimum confidence level for the tests. To make the test more stringent, a 99% confidence level (p = 0.01) is also commonly employed, which means that there is a 1% chance that the test results are due to a type 1 error.

In other words, a p value represents the confidence level. For example, if the p-value for a test is < 0.05, it means that there is less than 5% chance the difference between two groups is due to random error or by chance. If the p-value is < 0.01, it means that there is less than 1% chance the difference between two groups is due to random error or by chance.

We employed statistical testing to compare different treatment groups in animal studies simply for proof of concept and to aid internal decision making for further development. We do not intend to use this standard for any regulatory submission. The US FDA or other regulatory agencies may not necessarily employ the same statistical standard to assess the efficacy in clinical trials, the results of which would be submitted for regulatory approval. Although a p-value of 0.05 has become the standard, the US FDA or other regulatory agencies may also individualize their efficacy standard for different clinical programs based on the indications, the purpose of a clinical trial, among others.

FDA Application Status

As of the date hereof, we have not submitted any applications for investigational new drugs (“IND”) to the US Food and Drug Administration (“FDA”). By 2020 or 2021, we expect to be in a position to submit at least one application for one of our drug candidates to commence trials in humans (INDs to the FDA or an equivalent application to the regulatory authorities in another jurisdiction such as the China’s National Medical Products Administration (the “NMPA”) or the European Medicines Agency (“EMA”)). However, there can be no assurance we will be able to make any such application by such time. Should we be delayed in making such filing or should such filing not be approved, our business will be adversely affected.

Other Projects under Development

The following provides additional detail regarding Other Projects under Development. Prior filings we have made with the SEC disclose that we were developing the drug candidate VLS-3. We have discontinued the development of such candidate because the expected result could not be generated, so we decided to focus our capital and efforts on our other candidates.

VLS-1: Curcumin-conjugated superparamagnetic iron oxide nanoparticles (“Curcumin-MNP”) for MRI (“magnetic resonance imaging”) imaging of amyloid beta plaques in Alzheimer’s disease (“AD”)

VLS-1 is an MRI contrast agent, which the Company believes may enable superior imaging for identifying amyloid beta plaques in Alzheimer’s disease. VLS-1 differs from other existing contrast agents for amyloid imaging, such as Amyvid (Eli Lilly), Vizamyl (GE Healthcare) and Neuraceq (Piramal Healthcare), in the following respects: 1) utilization of a natural compound, curcumin, with a known high amyloid beta binding affinity and proven safety; 2) a nanoparticle-based system to enhance delivery efficiency to the brain; and 3) the combination of curcumin with iron oxide, known to be an effective MRI contrast agent. VLS-1 is currently at the Lead Discovery stage.

VLS-2: mTOR-independent transcription factor EB activator (“MITA”) as autophagy activator for treatment of neurodegenerative diseases

Autophagy is an endogenous cellular mechanism for clearing multiple pathological protein aggregates including tau, the presence of which is believed to account for neurodegeneration in AD and other neurodegenerative diseases. mTOR is part of a biological pathway that is a central regulator of mammalian metabolism and physiology. Inhibition of mTOR activity is associated with various side effects, such as immunosuppression. Many other molecules that activate autophagy also inhibit mTOR activity. VLS-2 is a small drug molecule that appears to activate autophagy without inhibiting mTOR function. VLS-2 is currently at the Lead Discovery stage.

VLS-4: Other contrast agents for MRI diagnostics

In addition to VLS-1, the Company is actively developing a new class of MRI contrast agents for diagnosis of neurodegenerative diseases. The design of these agents takes into consideration the physicochemical properties that need to be optimized for best imaging performance, and the novel agents are currently undergoing rigorous evaluation. VLS-4 is currently at the Lead Discovery stage.

ALS-2: Small molecule for the treatment of bacterial infections caused by Staphylococcus aureus including MRSA

ALS-2 is a next generation small molecule targeting bacterial virulence for the treatment of bacterial infections caused by Staphylococcus aureus including MRSA. In a recent paper published by the inventor, Professor Richard Kao from The University of Hong Kong (also the Founder and Principal Investigator of Acticule), in PNAS (115(310: 8003, 2018), ALS-2 suppresses the expression of multiple virulence factors in Staphylococcus aureus simultaneously. In a lethal infection mouse model, compared with the vehicle group, ALS-2 protected against Staphylococcus aureus for all the mice in the group, with significant differences between the treatment and control groups [P = 0.0057, by log-rank (Mantel-Cox) test].

ALS-2 is currently at the Lead Optimization stage to optimize its drug-like properties.

ALS-3: Small molecule acting synergistically with certain existing antibiotics

ALS-3 is a novel small molecule that is at present under investigation to combine with certain classes of existing antibiotics to overcome drug resistance. We are exploring ALS-3 for the treatment of bacterial infections including MRSA. ALS-3 is currently at the Lead Optimization stage to optimize its drug-like properties.

NLS-2: An extract from Chinese Yam for relief of menopausal symptoms

NLS-2 is an extract isolated from Chinese Yam, Dioscorea opposita Thunb. In development for the treatment of menopausal syndrome, we expect NLS-2 is to be formulated into an oral dosage form or nasal spray for administration. Each therapy cycle is expected to last for 3 months. Menopausal syndrome refers to the symptoms experienced by women during menopause, such as hot flashes, mood disorders, night sweats, depression, nervous tension and insomnia that are related to estrogen deficiency. Our research suggests that NLS-2 stimulates estradiol biosynthesis in rat ovarian granulosa cells; induces estradiol and progesterone secretion in aged rats by upregulating expressions of follicle-stimulating hormone receptor and ovarian aromatase; counteracts the progression of osteoporosis and augments bone mineral density; and improves cognitive functioning by upregulating protein expressions of brain-derived neurotrophic factor and TrkB receptors in the prefrontal cortex. Furthermore, NLS-2 does not appear to stimulate the proliferation of breast cancer and ovarian cancer cells, which suggests that it could be a more efficacious and safer alternative to hormone replacement therapy (Sci Rep. 2015 5:10179). NLS-2 is currently at the Lead Discovery stage. We are also evaluating whether the yam extract is suited for production as dietary supplement.

NLS-3: Extract from garlic for the treatment of and protection against retinal ischemia/reperfusion injury

NLS-3 is based on S-Allyl L-Cysteine (“SAC”), an active organosulfur compound in aged garlic extract which has been reported to possess antioxidative activity. In macrophages and endothelium, it has been shown that SAC possesses potent antioxidative effects involving the scavenging of superoxide radicals, hydroxyl radicals and hydrogen peroxide. Central/branch retinal artery/vein occlusion, glaucoma and, possibly, age related macular degeneration (“AMD”) are conditions associated with retinal ischemia. All these diseases may lead to severe complications or after-effects. Furthermore, after retinal ischemia/reperfusion (“I/R”), large amounts of reactive oxygen species (“ROS”) are produced, which attack nearby cells and cause tissue damage. Therefore, management of retinal ischemia is vital and NLS-3 is being developed for the treatment of and protection against ischemia/reperfusion injury. NLS-3 is currently at the Lead Discovery stage.

SPLS-1: A quinoline derivate for liver cancer treatment

SPLS-1, a novel quinoline derivative from Ephedra pachyclada, is at present under active investigation for the treatment of liver cancer. It is currently at the Lead Discovery stage.

SLS-1: Robotic Catheter Platform for Intra-operative MRI-guided Cardiac Catheterization

SLS-1 is our robotic catheter platform for MRI-guided cardiovascular intervention for the treatment of arrhythmia. The platform consists of a magnetic resonance imaging-guided (“MRI-guided”) robotic electrophysiology (“EP”) catheter system, an MR-based positional tracking unit, and a navigation interface. This platform has the potential to offer a major step toward achievement of several clinical goals: (i) enhancing catheter manipulation and lesion ablation, which we believe will decrease the chance of arrhythmia recurrence; (ii) improving the safety of catheter navigation, thereby decreasing the rates of undesired or inadvertent tissue damage; and (iii) enhancing catheter control, thus facilitating shorter learning curves for surgeons and better treatment in more complex patient cases. Should such goals be demonstrated, patient outcomes should be improved, compensating for the cost of using MRI and reducing the overall expenditure.

To date, a product prototype has been developed. Lab-based experiments have been conducted to verify the performance of the robot towards an image-guided pulmonary vein isolation (“PVI”) task. The MR-based tracking unit has also been developed and validated in MRI scanners. The next step is to test the robotic catheterization using a dynamic heart phantom simulated with the pulsatile liquid flow. Preclinical trials can then be conducted with all the components ready. Radiofrequency ablation will be conducted in a live porcine model, prepared with arrhythmia. If all the results are positive, we will approach the US FDA or other regulatory agencies to apply for conducting clinical trials on the equipment.

SLS-1 is currently in Lab-based Phantom Trial and it will follow the regulatory pathway for approval as indicated in the table in Page 5.

Aptorum Medical Limited - AML Clinic

Incorporated in August 2017, Aptorum Medical Limited is a Hong Kong-based company incorporated in Cayman Islands focused on delivering premium healthcare and clinic services. AML can draw on the expertise of many of the region’s most experienced medical practitioners, and is committed to providing a comprehensive cross-functional facility for healthcare professionals to practice evidence-based medicine and offer high-quality medical services to their patients. We also intend that AML will offer to conduct clinical trials of both the Company’s and third parties’ new drug and device products.

Effective as of March 2018, we leased office space in Central, Hong Kong, the commercial and financial heart of Hong Kong, as the home to AML Clinic. We operate the AML Clinic under the name of Talem Medical. AML Clinic commenced operation in June 2018.

The recently renovated medical center is staffed by our group of medical professionals and offers state-of-the-art facilities. Initially we expect to focus our expertise on treatment of chronic diseases resulting from modern sedentary lifestyles and an aging population.

Implications of Being an “Emerging Growth Company”

With less than $1.7 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	are exempt from any proposed new requirements of the PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed US$1 billion, (ii) the last day of our fiscal year following the fifth anniversary of the completion of the IPO; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Investors should be aware that we will be subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our Ordinary Shares may find it difficult to sell their shares. Please see the disclosures under “Penny Stock Considerations” in this Prospectus for more information.

The Offering

Issuer:	Aptorum Group Limited

Ordinary Shares Offered by Selling Shareholders

Up to 1,543,245 Class A Ordinary Shares (“Resale Shares”). The Selling Shareholders named herein may sell Resale Shares at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sales by the Selling Shareholders.

Resale Shares include: (1) 119,217 Class A Ordinary Shares issued upon the automatic conversion of 10% of the Bond; (2) 1,113,322 Class A Ordinary Shares issuable upon conversion of the outstanding Bond*; (3) 67,790 Class A Ordinary Shares underlying the Bond PA Warrants; (4) 230,252 Class A Ordinary Shares issued upon the automatic conversion of the Series A Notes; and (5) 12,664 Class A Ordinary Shares underlying the Series A Note PA Warrants.

* The conversion price of the Bond is tied to the timing of our initial public offering and the amount of interest that had then accrued. Accordingly, based upon the terms of the Bond, the conversion price of the bond is $12.582 per share, subject to adjustment as set forth in the Bond. Accordingly, as of the date hereof, the outstanding Bond can be converted for up to 1,072,961 Class A Ordinary Shares.

Price per Share	The closing price of our Class A Ordinary Shares on April 17, 2019 was $13.56 per share.

Class A Ordinary Shares Outstanding	6,537,269 Class A Ordinary Shares outstanding as of April 18, 2019

Nasdaq Global Market Symbol	Our Class A Ordinary Shares are listed on the NASDAQ Global Market under the symbol “APM.”

Transfer Agent	Continental Stock Transfer & Trust Company

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares represented by the selling shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the selling shareholders.

Risk Factors	Investing in our Class A Ordinary Shares involves a high degree of risk and purchasers of our Class A Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares beginning on Page 21.

Dividend Policy	We have no present plan to declare dividends and plan to retain our earnings to continue to grow our business.

Voting Rights	Shares of Class A Ordinary Share are entitled to one vote per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference into this prospectus, as well as the other information in this prospectus or incorporated by reference into this prospectus (including our financial statements and the related notes), before deciding whether to invest in our securities. Investment risks can be market-wide as well as unique to a specific industry or company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the risks described in our Annual Report could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

●	our goals and strategies;

●	our future business development, financial conditions and results of operations;

●	our expectations regarding demand for and market acceptance of our products once available;

●	our expectations regarding our development and commercialization of our therapeutics;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

You should thoroughly read this Prospectus and the documents that we refer to in this Prospectus with the understanding that our actual results in the future may be materially different from or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this Prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in Page 21.

The forward-looking statements made in this Prospectus relate only to events or information as of the date on which these statements are made in this Prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this Prospectus. You should not rely upon forward-looking statements as predictions of future events.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A Ordinary Shares by the selling shareholder of Class A Ordinary Shares registered pursuant to the Registration Statement. All net proceeds from the sale of the Class A Ordinary Shares will go to the selling shareholder. We may however receive additional proceeds if all of the Series A Note PA Warrants, Bond PA Warrants and UW Warrants are exercised for cash, of which there can be no guarantee. We will not receive any additional proceeds to the extent that any such warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of those warrants, if any, for general working capital purposes. We cannot assure you, however, that any of those warrants will ever be exercised.

CAPITALIZATION

The table below sets forth our capitalization and indebtedness as of December 31, 2018:

●	on an actual basis (column 1); and

●	on a pro forma basis as adjusted basis, to give effect to the issuance of 22,437,754 Class A Ordinary Shares issuable upon conversion of the Class B Ordinary Shares and to the issuance of 1,072,961 Class A Ordinary Shares issuable upon conversion of the outstanding Bond based on a conversion price equal to $12.582 per share; (See “Description of our Securities”) (column 2).

●	The table does not include any shares underlying the placement agent warrants issued in connection with the Series A Note Offering or Bond Offering, the Underwriter Warrants, or outstanding options.

This table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2018
	1	2
	Actual	Pro Forma
	US$	US$
Equity
Class A Ordinary Shares	6,537,269	30,047,984
Class B Ordinary Shares	22,437,754	-
Additional paid-in capital(1)	23,003,285	35,430,324
Accumulated other comprehensive loss	(1,484,688)	(1,484,688)
Accumulated deficit	(17,379,185)	(17,379,185)
Non-controlling interests	(368,533)	(368,533)
Total equity	32,745,902	46,245,902
Total capitalization	32,745,902	46,245,902

(1)	Pro forma additional paid-in capital reflects the net proceeds we received, after deducting underwriting fee, underwriters expense allowance and other expenses.

The information above is illustrative only.

SELLING SHAREHOLDERS

We are registering for resale our Class A Ordinary Shares underlying our Series A Note, Bond, Series A Note PA Warrants and Bond PA Warrants identified below (the “Resale Shares”). The securities listed herein were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(a)(2) of such Act for issuances not involving any public offering and Rule 506 of Regulation D promulgated thereunder. We are registering the shares to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date hereof, there are 6,537,269 Class A Ordinary Shares issued and outstanding.

The following table sets forth:

●	the name of the Selling Shareholders;

●	the number of our Class A Ordinary Shares that the Selling Shareholders beneficially owned prior to the Offering for resale of the shares under this prospectus;

●	the maximum number of our Class A Ordinary Shares that may be offered for resale for the account of the Selling Shareholders under this prospectus; and

●	the number and percentage of our Class A Ordinary Shares beneficially owned by the Selling Shareholders after the Offering of the shares (assuming all of the offered shares are sold by the Selling Shareholders), is based on 6,537,269 Class A Ordinary Shares outstanding as of the date hereof; as stated previously, these figures do not include the Class A Ordinary Shares underlying the Series A Note PA Warrants, the Bond PA Warrants or the Option Plan, and assumes the Class B Ordinary Shares are not converted.

We have not had a material relationship with any of the Selling Shareholders within the last three years and except as noted in the footnotes below, all of the Selling Shareholders named below received their securities in connection with the Series A Note Offering or the Bond Offering.

China Renaissance also acted as a placement agent for the Bond Offering. For such services, China Renaissance received a cash success fee of $150,000.

None of the Selling Shareholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Shareholders has any agreement or understanding to distribute any of the shares being registered.

Each Selling Shareholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Shareholders will sell all of the shares offered for resale. A Selling Shareholder is under no obligation, however, to sell any shares pursuant to this prospectus.

The address for all Selling Shareholders is 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong.

Name of Selling Shareholder	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Class A Ordinary Shares to be Sold(2)	Number of Class A Ordinary Shares Owned After Offering(3)	Percentage Ownership After Offering (4)
Bik-Chun Pauline Chan(5)	2,877	2,877	0	*
Lam Chan	4,316	4,316	0	*
She Sam Chan(6)	28,534	2,877	25,657	*
Tat Ming Chan	1,438	1,438	0	*
Kin Wai Chan(7)	28,534	2,877	25,657	*
Wai Yan Philip Chiu(8)	2,877	2,877	0	*
Kai Lai Chow	60,431	60,431	0	*
Ellie Ngai(9)	5,755	5,755	0	*
Evangeline Lung	2,877	2,877	0	*
Tak Jim Fong	2,877	2,877	0	*
Ka Yen Hung	2,877	2,877	0	*
KHE Holdings Limited(10)	285,347	28,776	256,571	3.92%
Pik Shan Kong	2,877	2,877	0	*
Yuk Tong Lee	14,388	14,388	0	*
Leorich Management Limited(11)	14,388	14,388	0	*
Sai Yan Patrick Ma	2,877	2,877	0	*
Chung Tong Vincent Mok(12)	2,877	2,877	0	*
Kum Yuen Gilbert Ng	5,755	5,755	0	*
Chun Mo Ngan	2,877	2,877	0	*
Sharnie Wing San Wong	2,014	2,014	0	*
Chin Yau Siah	2,877	2,877	0	*
Wing Yee So	5,755	5,755	0	*
Martin Pak Wai	5,755	5,755	0	*
Ka Wai Wong(13)	6,906	6,906	0	*
Yuk Hwa Teresa Wong	2,877	2,877	0	*
Iron Grid Ltd.(14)	102,036	102,036	0	*
Man Wai Vivian Ng	1,438	1,438	0	*
Hung Cheung Tsui	2,877	2,877	0	*
Kinger Lau	1,870	1,870	0	*
Wei Shin Liu	1,438	1,438	0	*
Wai Keung Li	2,215	2,215	0	*
Kwok Wai Ng	2,877	2,877	0	*
Siu Man Simon Ng	2,877	2,877	0	*
Peace Range Limited(15)	1,232,539	1,232,539	0	*

*	Represents beneficial ownership of less than one percent of our outstanding shares (assuming all of the offered shares are sold by the Selling Shareholders).

(1)	For the purpose of this selling shareholder table only, the Offering refers to the resale of the Class A Ordinary Shares by each Selling Shareholder listed above assuming the closing of our initial public offering. Unless otherwise noted, the Selling Shareholders became one of our shareholders pursuant to the Series A Note Offering or the Bond Offering. Accordingly, prior to the closing of our initial public offering, the Selling Shareholders only owned the Series A Notes, Class A Ordinary Shares underlying the Series A Notes, the Bond and Class A Ordinary Shares underlying the Bond, as to Iron Grid, the Series A Note PA Warrants and Bond PA Warrants and the Class A Ordinary Shares underlying all such placement agent warrants, as applicable, as well as any other shares such shareholder owned other than pursuant to any such transaction. The conversion price of the Series A Notes and Bond, as well as the exercise price of the various warrants are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes. (See “Description of our Securities”).

(2)	This number represents all of the Resale Shares that the Selling Shareholder shall receive pursuant to the Series A Note Offering or the Bond Offering, as applicable, all of which we agreed to register.

(3)	Since we do not have the ability to control how many, if any, of their shares each of the Selling Shareholders will sell, we have assumed that the Selling Shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the Offering.

(4)	All percentages have been rounded up to the nearest one hundredth of one percent.

(5)	The shareholder is the mother-in-law of Dr. Jason Chan, a scientific assessment committee member of the Company.

(6)	The shareholder is the father of Dr. Jason Chan, a scientific assessment committee member of the Company; the shareholdings include 25,657 shares the shareholder previously received from the Company in a private transaction.

(7)	The shareholdings include 25,657 shares the shareholders previously received from the Company in a private transaction.

(8)	The shareholder is a senior advisor of the Company.

(9)	The shareholder is the mother of Dr. Clark Cheng, the Chief Medical Officer and a Director of the Company.

(10)	The person having voting, dispositive or investment powers over KHE Holdings Limited is Yu Kuen Ying Denny and Choi Myung Sung Teresa, family members to Dr. Yu. Dr. Yu is a member of our Scientific Assessment Committee. The address for KHE Holdings Limited is Room 1310, 13/F., AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong.

(11)	The person having voting, dispositive or investment powers over Leorich Management Limited is Yeung Yui Chi, Eugene. The address for Leorich Management Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Shareholdings include 256,571 the shareholder previously received from the Company in a private transaction.

(12)	The shareholder is a senior advisor of the Company.

(13)	The shareholder is a principal investigator of certain SRAs of the Company.

(14)

William King, CEO of Iron Grid Ltd., a Wyoming corporation (“Iron Grid”), has voting, dispositive or investment powers over Iron Grid, Ltd, which was assigned certain Series A Note, the Series A Notes PA Warrants and the Bond PA Warrants prior to the commencement of the IPO. The assignments are non-recourse. The address for Iron Grid is P.O. Box 75201, San Clemente, CA 92673. Shareholdings include 21,582 Class A Ordinary Shares underlying such Series A Note, 12,664 Class A Ordinary Shares underlying such Series A Note PA Warrants and 67,790 Class A Ordinary Shares underlying such Bond PA Warrants, all of which were initially issued to Boustead.

Boustead served as our placement agent and was an investor in the Series A Note Offering and Bond Offering and was one of our underwriters in the IPO. Boustead was issued the warrants registered herein in exchange for services provided to us pursuant to an engagement agreement dated August 24, 2017, as amended on May 11, 2018. Pursuant to the engagement agreement with Boustead, as amended, Boustead received the following compensation for acting as a placement agent in the Series A Note Offering and the Bond Offering: (x) for the Series A Note Offering: (i) a cash success fee of $68,516 and (ii) the Series A Note PA Warrants; and (y) for the Bond Offering: (i) a cash success fee of $600,000 and (ii) the Bond PA Warrants. Boustead also purchased $150,000 Series A Notes in the Series A Note Offering.

(15)	The person having voting, dispositive or investment powers over Peace Range Limited is Paul Lincoln Heffner. The address for Peace Range Limited is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Shareholdings include the number of shares issuable pursuant to full conversion of the Bond based on a 23% discount to the initial public offering price, or $12.17 per share. Shareholdings represent full conversion of the Bond; 10% of the Bond automatically converted at the IPO and we issued Peace Range 119,217 Class A Ordinary Shares pursuant thereto. As noted elsewhere in this filing however, the conversion price of the Bond is tied to the timing of our initial public offering and the amount of interest that had then accrued. Accordingly, based upon the terms of the Bond, the conversion price of the bond is $12.582 per share, subject to adjustment as set forth in the Bond. Accordingly, as of the date hereof, the outstanding Bond can be converted for up to 1,072,961 Class A Ordinary Shares.

DESCRIPTION OF OUR SECURITIES

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Memorandum and Articles, the Companies Law, the common law of the Cayman Islands, our corporate governance documents and rules and regulations of the stock exchange on which are shares are traded.

As of the date hereof, the authorized share capital of the Company is $100,000,000, consisting of 60,000,000 Class A Ordinary Shares, par value $1.00 each and 40,000,000 Class B Ordinary Shares, par value $1.00 each. As of the date hereof, 6,537,269 Class A Ordinary Shares and 22,437,754 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

Ordinary Shares

The following are summaries of material provisions of our Memorandum and Articles, corporate governance policies and the Companies Law insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Memorandum and Articles, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to ten votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the Memorandum and Articles, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Law and to our Memorandum and Articles.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to ten votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded by the chairman or persons holding certain amounts of shares as set forth in the Memorandum and Articles. Actions that may be taken at a general meeting also may be taken by a unanimous resolution of the shareholders in writing.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two members present in person or by proxy, one of whom shall be the holder of the majority of the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the Memorandum and Articles and reduce the share capital.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Law or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Law. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our Memorandum and Articles authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Memorandum and Articles also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the Memorandum and Articles, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available. Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our Memorandum and Articles); and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. However, our Memorandum and Articles provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the Memorandum and Articles were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Law, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Companies Law);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Convertible Bond

As of the date hereof, we have a $13,500,000 Bond outstanding; we were required to pay a structuring fee equal to 2% of the principal amount of the Bond to the subscriber at issuance. Pursuant to the conversion terms of the Bond, we issued an aggregate of 119,217 shares of Class A Ordinary Shares to the Bond holder after the IPO closed. The following are summaries of material terms of the Subscription Agreement for the Bond and the Bond itself; such summaries do not purport to be a complete description of the terms, the Subscription Agreement or any transactions contemplated by the Subscription Agreement and you are urged to read the agreements in their entirety.

Conversion

Upon the closing of the IPO, 10% of the then-outstanding Principal Amount automatically converted into 119,217 Class A Ordinary Shares. The holders of the Bond also maintain the right to convert the balance of the Bond until the earlier of: (i) the date falling 12 calendar months after the Maturity Date or the Extended Maturity Date (as such terms are defined in the Bond), as the case may be (both days inclusive); and (ii) the date falling 12 calendar months after the closing of the IPO.

If any interest accrued and/or paid by us to the holders of the Bond prior to the closing of the IPO, 50% of such accrued or paid interest shall be deducted from the discount set forth above when determining the conversion price of the Bond. Accordingly, as of the date hereof, the conversion price of the Bond is equal to $12.582 per share (the “Conversion Price”), subject to adjustment. The number of Class A Ordinary Shares to be issued upon conversion of the Bond shall be determined by dividing the principal amount of the Bond to be converted by the Conversion Price in effect on the relevant conversion date.

Interest

The Bond accrue interest at the rate of 8% per annum, payable semi-annually in arrears in equal instalments of $10,000 per Calculation Amount (as defined below) on the date falling on the 6th calendar month following the Issue Date and the date falling on the 12th calendar month following the Issue Date, and if the Maturity Date is extended to the Extended Maturity Date, on the date falling on the 18th calendar month following the Issue Date.

Interest in respect of any Bond shall be calculated per $250,000 in principal amount of the Bond (the “Calculation Amount”). The amount of interest payable per Calculation Amount for any period shall, save as provided above in relation to equal instalments, be equal to the product of 8% per annum, the Calculation Amount and the day-count fraction (as determined in accordance with the formula set forth in Schedule 1 to the Subscription Agreement) for the relevant period, rounding the resulting figure to the nearest cent ($0.005 being rounded upward).

The interest rate shall increase upon the occurrence of an event of default, as set forth in Schedule 1 to the Subscription Agreement (the “Default Interest Rate”).

Event of Default

Upon the occurrence of an event of default, the holder of the Bond may give us and Jurchen notice that the Bond are, and they shall immediately become, due and repayable at their principal amount together with interest, at the Default Interest Rate.

Events of default include non-payment of any sums due under the Bond, failure to deliver any shares due under the Bond, breach of our covenants, representations and warranties, breach of our obligations under other liabilities or indebtedness, enforcement proceedings, our insolvency, if the holders of the Bond cease to have adequate control over the Debt Service Reserve Account and if the guarantee or security rights are not enforceable. The Subscription Agreements allows for some cure periods and/or notice prior to declaring the Bond due.

Redemption Rights

So long as any Bond remains outstanding, we may redeem such outstanding Bond in whole, but not in part, in accordance with the terms set forth in Schedule 1 to the Subscription Agreement, by giving not less than 15 days’ notice to the holders of the Bond. We are entitled to exercise this option so long as an Event of Default has not occurred and is not continuing.

Following the occurrence of certain specified events, including if our Class A Ordinary Shares cease to be listed on the relevant stock exchange or a change in control, the holders of the Bond have the right to require us to redeem all but not some of the Bond at the rate of 100% of the outstanding Bond, including interest and agreed upon premiums.

Security and Guarantee

Pursuant to the Subscription Agreement we are required to deposit that amount of money equal to (i) 2% of the Principal Amount plus (ii) the amount of Peace Range’s expenses, which shall be agreed in writing between us and Peace Range five business days prior to the Issue Date, plus (iii) an amount in US dollars equal to the aggregate amount of interest due and payable for two consecutive interest periods commencing from, and including, the Interest Date, into a separate escrow account (the “Debt Service Reserve Account”), over which the holders of the Bond maintain control while the Bond remains outstanding. Peace Range’s expenses are subject to a limit of $250,000, $225,000 of which we paid prior to signing the Subscription Agreement; Peace Range is also entitled to reimbursement, subject to a $25,000 annual limit, for costs and expenses in relation to the on-going monitoring of our business and operations in accordance with the terms of the Bond.

Our obligations, along with those of Jurchen under the Bond and in connection with the transaction contemplated thereby are secured by: (i) 1,393,207 Class B Ordinary Shares, representing 5% of the Class A Ordinary Shares issuable upon conversion of our issued and outstanding Class B Ordinary Shares as of the Issue Date, held by Jurchen and (ii) a security interest in the Debt Service Reserve Account.

Following the IPO and pursuant to the terms of the related agreements, the shares Jurchen previously submitted to be held in escrow to guarantee the payment of the Bond were released to Jurchen and the related share charge agreement and escrow agreement were terminated.

Negative Covenants

The Subscription Agreement contains certain negative covenants, including our inability to incur certain liabilities before and after the closing of this Offering without the Bond holders’ prior written consent, limits on our ability to issue equity securities and limits on certain corporate actions.

Voting Rights

Pursuant to the Subscription Agreement, Jurchen agreed to exercise its voting rights in our Company to have one board observer or one Non-Executive Director nominated by Peace Range to be appointed to our Board of Directors in the future.

Lock-Up

So long as an event of default under the Bond is not occurring, Peace Range agreed not to directly or indirectly, sell or otherwise transfer any of the shares underlying the Bond for a period of 90 calendar days following the first trading day after the closing of the IPO.

Termination Rights

Peace Range maintains the right to terminate the Subscription Agreement prior to the Issue Date under certain circumstances, including our breach of any of our representations, warranties or undertakings or a change in national or international economic conditions that Peace Range believes would materially prejudice the success of the transaction contemplated by the Subscription Agreement. Following such termination, we shall remain liable to pay certain fees to Peace Range, as set forth in the Subscription Agreement.

We maintain the right to terminate the Subscription Agreement prior to the Issue Date if Peace Range breaches any of its representations and warranties or upon the occurrence of an event that renders such untrue or incorrect. Following such termination, we shall remain liable for Peace Range’s out of pocket expenses (including legal and due diligence fees).

Bond PA Warrants

As of the date hereof, we have 67,790 Bond PA Warrants outstanding. The following are summaries of material terms of the Bond PA Warrants; such summaries do not purport to be a complete description of the terms of the Bond PA Warrants and you are urged to read the warrant agreement in its entirety.

Upon closing of the Bond Offering, we issued Bond PA Warrants to purchase a number of Class A Ordinary Shares equal to 5.5% of the number of Class A Ordinary Shares issuable upon conversion of the Bond, at an exercise price equal to a 23% discount to this Offering price, subject to adjustment. The Bond PA Warrants are exercisable at an exercise price equal to a 23% discount to this Offering price, subject to adjustment. The Bond PA Warrants can be exercised on a cashless basis, at the holder’s discretion. The Bond PA Warrants are exercisable, at any time, and from time to time, in whole or in part, within two and one half (2.5) years commencing on or after the closing of this Offering; however, the shares underlying the Bond PA Warrants may not be sold or transferred for a period of six months from the date on which this Offering closes.

Series A Note PA Warrants

As of the date hereof, we have 12,663 Series A Note PA Warrants outstanding. The following are summaries of material terms of the Series A Note PA Warrants; such summaries do not purport to be a complete description of the terms of the Series A Note PA Warrants and you are urged to read the warrant agreement in its entirety.

Upon closing of the Series A Note Offering, we issued Series A Note PA Warrants to purchase that number of Class A Ordinary Shares equal to an aggregate of five and one half percent (5.5%) of the principal amount of the Series A Notes sold in the Series A Note Offering. The exercise price of the Series A Note PA Warrants is equal to a 56% discount to the actual price per Class A Ordinary Share paid in this Offering, subject to adjustment as set forth in the warrant agreement, and are also exercisable on a cashless basis. The Series A Note PA Warrants are exercisable, at any time, and from time to time, in whole or in part, within two and one half (2.5) years commencing on or after the closing of this Offering; however, the shares underlying the Series A Note PA Warrants may not be sold or transferred for a period of six months from the date on which this Offering closes.

Underwriter’s Warrants

Based on the final amount of the initial public offering, we issued Boustead warrants to purchase 38,071 Class A Ordinary Shares at an exercise price of $18.96 per share (the “Underwriter Warrants”). We would receive, in the aggregate, $721,826.16 upon exercise of the Underwriter Warrants, of which there can be no guarantee. The Class A Ordinary Shares underlying the Underwriter Warrants are exercisable upon closing of the IPO and within a 2.5-year-period, at any time and from time to time, in whole or in part.

The warrants will be exercisable at any time, and from time to time, in whole or in part, from the effective date of the IPO until the period specified in the table above in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $18.96 per share. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither the Underwriters, nor permitted assignees under Rule 5110(g)(1), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the IPO. In addition, the warrants provide for registration rights upon request, in certain cases. The piggyback registration right provided will not be greater than seven years from the effective date of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares also may be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to: the solvency of the consolidated or surviving company, the merger or consolidation being bona fide and not intended to defraud creditors, no petition or other proceeding, order or resolution to wind up the Company, no receiver, administrator or similar having been appointed over assets or property and no scheme or other arrangement having been entered into with creditors; a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company; and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. The non-surviving constituent company must have resigned from any fiduciary office held or will do so and each constituent company having complied with any applicable regulatory laws. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Law subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. As stated above, our Memorandum and Articles permit indemnification of officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. Our Memorandum and Articles do not disqualify a director from acting or from contacting with the Company as a vendor, purchaser or otherwise provided that it does not adversely affect his or her performance of duties or responsibilities and the nature of the interest is disclosed at the meeting at which the contract or arrangement is considered (if not previously disclosed), and having disclosed such interest the director is not counted in the quorum and must refrain from voting on the contract or arrangement. A director of a Cayman Islands company also owes to the company a duty to exercise the powers for the purpose for which they were given and the duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our Memorandum and Articles allow our shareholders holding not less than 1/10 of all voting power of our (paid up) share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our shareholders other rights to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings although our Memorandum and Articles provide for same.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Law but our Memorandum and Articles do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by the directors or by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. Our Memorandum and Articles, as well as our Code of Business Conduct and Ethics that applies to our officers, directors and employees outlines how to handle these types of transactions and other potential conflicts of interest.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law a company may be dissolved, liquidated or wound up by a special resolution of our shareholders; however, under our Memorandum and Articles, only our Directors have power to present a winding up petition in the name of the Company and/or to apply for the appointment of provisional liquidators in respect of the Company.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Law, each of our Memorandum of Association and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Lock-up Agreements

In connection with the IPO, all of our directors and executive officers, the Series A Note Investors, the holder of the Bond and substantially all of our existing shareholders, have signed lock-up agreements which, subject to certain exceptions, prevent them from selling or otherwise disposing of any of our shares, or any securities convertible into or exercisable or exchangeable for shares for a period of not less than 180 days, or 90 days for the Bond holder, from the effective date of the Registration Statement (each, a “Lock Up Period”), without the prior written consent of the underwriters. The underwriters may in their sole discretion and at any time without notice (except in the case of officers and directors) release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock Up Period. When determining whether or not to release shares from the lock-up agreements, the underwriters may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

Shares Held for Six Months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of the IPO, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Class A Ordinary Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our Company or from an affiliate of our Company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding; or

●	the average weekly trading volume of our Class A Ordinary Shares on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The six-month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the 90 days preceding such date.

Shares Held by Non-Affiliates for One Year

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of the IPO.

Registration Rights

Pursuant to the terms of the Bond, we agreed to register the Class A Ordinary Shares underlying the Bond in this registration statement. We also agreed to register the Class A Ordinary Shares underlying the Bond PA Warrants in this registration statement.

Piggyback Registration Rights

Pursuant to the terms of the Series A Note Offering, the Series A Note Investors received piggyback registration rights with respect to the Class A Ordinary Shares underlying the Series A Notes (the “Conversion Shares”) that entitle the Series A Note Investors to request their securities be included in a future Securities Act registration statement that is filed after the IPO. If so requested, the Company will include in such future registration statement, all Conversion Shares on a pro rata basis based upon the total number of Conversion Shares with respect to which the Company has received written requests for inclusion within fifteen (15) business days after the applicable holder’s receipt of the Company’s notice that it is filing such a registration statement. The piggyback registration rights described herein, also apply to the Class A Ordinary Shares underlying the warrants issued to the placement agent in the Series A Note Offering.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Resale Shares at prevailing market prices or privately negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Resale Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Resale Shares under Rule 144 under the Securities Act, if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, rather than under this prospectus.

In connection with the sale of the Resale Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Resale Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 will be filed amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus and the pledgees or secured parties may offer and sell Resale Shares from time to time under the supplement or amendment to this prospectus.

The Selling Shareholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders are subject to certain lock up agreements which, subject to certain exceptions, prevent them from selling or otherwise disposing of any of our shares, or any securities convertible into or exercisable or exchangeable for shares for certain periods of time (respectively, a “Lock Up Period”). The Lock Up Period for the Series A Note Investors is 180 days following the effective date of the IPO and the date our Class A Ordinary Shares commenced trading on NASDAQ Global Market; the Lock Up Period for the Bond holder is 90 days. None of the Selling Shareholders may sell their shares prior to the end of their respective Lock Up Period without the prior written consent of the Underwriters. The Underwriters may in their sole discretion and at any time without notice (except in the case of officers and directors) release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock Up Period. When determining whether or not to release shares from the lock-up agreements, the underwriters may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Resale Shares will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Boustead is a registered broker dealer and Financial Industry Regulatory Authority (“FINRA”) member firm. Boustead served as placement agent for our Series A Note Offering, which was completed on May 15, 2018 and as one of the placement agents for our Bond Offering, which was completed on April 6, 2018.

Pursuant to the engagement agreement with Boustead, as amended, we paid Boustead a cash fee of $68,516 and issued them the Series A Note PA Warrants for their placement agent services for the Series A Note Offering. In addition, we paid Boustead a cash fee of $600,000 and the Bond PA Warrants for their placement agent services for the Bond Offering. The Resale Shares issuable upon exercise of Boustead’s placement agent warrants are transferable within Boustead or to its assigns or designees, at the discretion of Boustead, and in accordance with the Securities Act of 1933, as amended. Prior to the commencement of the IPO, Boustead assigned its Series A Note PA Warrants and Bond PA Warrants to a non-affiliate; the assignment is non-recourse. Boustead also participated in the Series A Note Offering as an investor with a purchase of Series A Notes in the amount of $150,000.

Boustead was one of the underwriters in the IPO. Boustead does not have an underwriting agreement with the Selling Shareholders and no Selling Shareholder is required to execute transactions through Boustead. Further, other than any existing brokerage relationship as customers with Boustead, no Selling Shareholder has any pre-arranged agreement, written or otherwise, with Boustead to sell their securities through Boustead.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of Selling Shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the Selling Shareholders’ shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholders, including details regarding any such transactions; and

●	in the event any of the securities offered by the Selling Shareholders are sold, transferred, assigned or hypothecated by any Selling Shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

We have advised each Selling Shareholder that it may not use shares registered on this registration statement to cover short sales of Resale Shares made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Shareholder uses this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective Resale Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Resale Shares, but the Company will not receive any proceeds from the sale of the Resale Shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Class A Ordinary Shares being offered by this prospectus and other legal matters concerning the IPO and Resale Shares relating to Cayman Islands law will be passed upon for us by Campbells. Certain legal matters in connection with the IPO and Resale Shares with respect to the United States federal securities law and New York law will be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of Marcum Bernstein & Pinchuk LLP are located at 7 Penn Plaza, Suite 830 New York, New York 10001.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the IPO and this Offering of our Class A Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

We maintain a corporate website at www.aptorumgroup.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 15, 2019;

(2)	the financial information included in the Report on Form 6-K filed with the SEC dated on April 15, 2019; and

(3)	the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2018, including any amendments and reports filed for the purpose of updating such description.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong, Attention: Sabrina Khan, Chief Financial Officer, +852 2117 6611. Additionally, copies of the documents incorporated herein by reference may be accessed at our website at www.aptorumgroup.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our Class A Ordinary Shares.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Regulation S promulgated thereunder regarding offshore offers and sales.

 On April 6, 2018, we entered into subscription agreement with one investor pursuant to which we issued a $15,000,000 8% convertible bond that matures in April 2019 (the “Bond”). The Bond is guaranteed by our parent company, Jurchen Investment Corporation. All of the Class A Ordinary Shares underlying the Bond are registered in the Registration Statement.

On May 15, 2018, we closed a private financing pursuant to a note purchase agreement with the Series A Note Investors who purchased an aggregate of approximately $1.6 million of convertible notes, at a purchase price of $10,000 per note convertible into our Class A Ordinary Shares at a conversion price of $6.95 per share, which represents a 56% discount to this offering price the Series A Notes. Boustead, who was an underwriter of the IPO, together with other affiliates of the Company, purchased Series A Notes in the aggregate amount of $150,000. We refer to the private placement transaction as the “Series A Note Offering.” The Series A Note Investors entered into a lock-up agreement, pursuant to which they agreed not to sell or otherwise transfer or dispose of the Series A Note or the Class A Ordinary Shares underlying the Series A Notes during the six-month period commencing on the effective date of the Registration Statement and the date of our Class A Ordinary Shares commenced trading on a national securities exchange. The Series A Notes automatically converted into 230,252 Class A Ordinary Shares at the closing of the IPO. As a result, the investors in the IPO experienced immediate dilution when the Series A Notes were automatically converted. The issuance and sale of Series A Notes, Note PA Warrants and the underlying Class A Ordinary Shares to the investors and the placement agent in the Series A Note Offering was made in reliance on an exemption from registration contained in either Regulation D or Regulation S of the Securities. The securities sold in the Series A Note Offering may be offered or sold only pursuant to an effective registration statement or pursuant to an available exemption from the registration requirements of the Securities Act. All of the Class A Ordinary Shares underlying the Series A Notes and Note PA Warrants are registered in the Registration Statement.

Item 8. Exhibits and Financial Statement Schedules

The exhibit index attached hereto is incorporated herein by reference.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 1 on Form F-1to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 18, 2019.

Aptorum Group Limited

By:	/s/ Ian Huen
	Name:	Ian Huen
	Title:	Chief Executive Officer and
Executive Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ian Huen	Chief Executive Officer (principal executive officer) and Executive Director	April 18, 2019
Name: Ian Huen

/s/ Sabrina Khan	Chief Financial Officer	April 18, 2019
Name: Sabrina Khan	(principal financial officer and principal accounting officer)

/s/ Darren Lui	President, Chief Business Officer and Executive Director	April 18, 2019
Name: Darren Lui

/s/ Clark Cheng	Chief Medical Officer and Executive Director	April 18, 2019
Name: Clark Cheng

/s/ Douglas Arner	Director	April 18, 2019
Name: Douglas Arner

/s/ Charles Bathurst	Director	April 18, 2019
Name: Charles Bathurst

/s/ Mirko Scherer	Director	April 18, 2019
Name: Mirko Scherer

/s/ Justin Wu	Director	April 18, 2019
Name: Justin Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this Post-Effective Amendment No. 1 on Form F-1 in the City of New York, State of New York, on April 18, 2019.

By:	/s/ Louis Taubman
	Name:	Louis Taubman
	Title:	Authorized Representative in the United States

Exhibit No.	Description
1.1	Second Amended and Restated Articles of Association*
2.1	Registrant’s Specimen Certificate for Ordinary Shares*
2.2	Form of Underwriter’s Warrant+++
4.1	Specimen Ordinary Share Certificate*
4.2	Form of Series A Convertible Promissory Note*
4.3	Form of Underwriter Warrant*
4.4	Form of Series A Convertible Promissory Note Placement Agent Warrant, dated May 15, 2018*
4.5	Form of Bond Placement Agent Warrant, dated April 6, 2018*
5.1	Opinion of Cayman Islands counsel of Aptorum Group Limited, as to the validity of the Ordinary Shares and tax matters
5.2	Opinion of U.S. counsel of Aptorum Group Limited, as to the binding obligation of the Underwriter Warrants under the laws of the State of New York
10.1	Form of Underwriting Agreement+++
10.2	Appointment Letter between the Company and Ian Huen (Founder, Chief Executive Officer & Executive Director), dated September 25, 2017 *
10.3	Employment Letter between the Company and Sabrina Khan (Chief Financial Officer), dated September 1, 2017*
10.4	Addendum to Employment Letter between Company and Sabrina Khan (Chief Financial Officer) dated April 24, 2018*
10.5	Appointment Letter between the Company and Darren Lui (Chief Business Officer, President & Director), dated September 25, 2017*
10.6	Employment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated August 31, 2017*
10.7	Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated September 25, 2017*

Exhibit No.	Description
10.8	Second Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated October 30, 2017*
10.9	Third Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated January 2, 2018*
10.10	Appointment letter between the Company and Keith Chan (former Chief Scientific Officer) (Terminated March 13, 2019)*
10.11	Appointment Letter between the Company and Charles Bathurst (Independent Non-Executive Director), dated September 24, 2017*
10.12	Appointment Letter between the Company and Mirko Scherer (Independent Non-Executive Director), dated September 24, 2017*
10.13	Employment Agreement between the Company and Justin Wu (Independent Non-Executive Director), dated September 18, 2017*
10.14	Employment Agreement between the Company and Douglas Arner (Independent Non-Executive Director), dated February 13, 2018*
10.15	Management Agreement between the Company and Guardian Capital Management Limited, dated March 1, 2017*
10.16	Consulting Agreement between the Company and GloboAsia, LLC (includes provisions for the appointment of Keith Chan as Chief Scientific Officer) dated August 18, 2017* (Terminated March 13, 2019)
10.17	Management Agreement between the Company and APTUS CAPITAL LIMITED, dated October 26, 2010*
10.18	First Addendum to the Management Agreement between the Company and APTUS CAPITAL LIMITED, dated February 10, 2012*
10.19	Second Addendum to the Management Agreement between the Company and APTUS CAPITAL LIMITED, December 9, 2016*
10.20	Subscription Agreement between the Company and Peace Range Limited, dated April 6, 2018 *
10.21	Share Charge Agreement between the Company, Jurchen Investment Corporation and Peace Range Limited, dated April 25, 2018* (Terminated March 12, 2019)
10.22	Deed of Guarantee of Jurchen Investment Corporation, acknowledged by Peace Range Limited, dated April 25, 2018*
10.23	Charge Account Agreement between the Company and Peace Range Limited, dated April 25, 2018*
10.24	Bond Certificate between the Company and Peace Range Limited, dated April 25, 2018*
10.25	Escrow Agreement between the Company and Peace Range Limited, dated April 25, 2018* (Terminated February 22, 2019)
10.26	2017 Share Option Plan*
10.27	Form of Securities Purchase Agreement for the Series A Convertible Promissory Notes, dated May 15, 2018*
10.28	Lock-up Agreement for Series A Convertible Promissory Notes, dated May 15, 2018*
10.29	Service Agreement Between Covar Pharmaceuticals Incorporated and Videns Incorporation Limited*
10.30	Appointment Letter and Addendum to Service Agreement with Covar Pharmaceuticals Incorporated and Dr. Kwok Chow dated December 15, 2017*
10.31	Appointment Letter and Addendum to Service Agreement with Covar Pharmaceuticals Incorporated and Mr. Austin Feedman dated December 26, 2017*
10.32	Consulting Agreement between the Company and GloboAsia, LLC (includes provisions for the appointment of Keith Chan as member of the Scientific Advisory Board) dated March 13, 2019**
10.33	Exclusive License agreement for NLS-1 dated July 3, 2017#*
10.34	Addendum to License Agreement for NLS-1 dated February 9, 2018*
10.35	Exclusive License agreement for NLS-1 dated July 3, 2017#*
10.36	Addendum to License Agreement for NLS-1 dated February 9, 2018*
10.37	Exclusive License agreement for NLS-1 dated July 3, 2017#*
10.38	Addendum to License Agreement for NLS-1 dated February 9, 2018*
10.39	Exclusive Patent License Agreement for ALS-4 dated January 11, 2019****
10.40	Employment Agreement with Dr. Lee dated March 13, 2019++
10.41	Employment Agreement with Dr. Ng, dated March 13, 2019++
21.1	List of Subsidiaries*
23.1	Consent of Marcum Bernstein & Pinchuk LLP
23.2	Consent of Cayman Islands counsel of Aptorum Group Limited (included in Exhibit 5.1)
23.3	Consent of U.S. counsel of Aptorum Group Limited (included in Exhibit 5.2)
99.1	Code of Business Ethics *
101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

#	Portions of the exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the agreement with the omitted portions has been separately filed with the Securities and Exchange Commission.
****	Incorporated by reference to our Annual Report Filed on Form 20-F on April 15, 2019. Portions of the exhibit have been omitted in reliance on the confidential treatment provisions available pursuant to revised paragraph 4(a) of Instructions as to Exhibits of Form 20-F.
**	Incorporated by reference to our Annual Report Filed on Form 20-F on April 15, 2019.
*	Incorporated by reference to our Registration Statement Filed on Form F-1 on September 5, 2018.
+++	Incorporated by reference to our Registration Statement Filed on Form F-1 on November 15, 2018.
++	Incorporated by reference to our Current Report on Form 6-K filed on April 1, 2019.